AMERICAN ITALIAN PASTA COMPANY	NEWS RELEASE

Contact: George Shadid – EVP & Chief Financial Officer 816-584-5621 gshadid@aipc.com

FOR IMMEDIATE RELEASE

American Italian Pasta Company

Provides Certain Revenue and Liquidity Information

And Asset Divestiture Update

KANSAS CITY, MO, June 6, 2006 --- American Italian Pasta Company (NYSE:PLB) today provided certain revenue and liquidity information for fiscal year 2005 and the first two quarters of fiscal year 2006 and also gave an update on previously announced asset divestitures.

REVENUE INFORMATION

The Company provided certain information relating to revenues for fiscal year 2005 and for the six-month fiscal period ended March 31, 2006. The Company noted that sales volumes over these periods generally decreased more than total revenues, thereby revenue per pound sold increased.

The Company also noted that all historical revenue amounts outlined below are unaudited and are subject to possible adjustments resulting from the continuing, previously announced Audit Committee investigation.

Revenues – fiscal year 2005: Total revenues were $388.7 million in the 2005 fiscal year ended September 30, 2005, decreasing 6.9% from $417.4 million in the 2004 fiscal year. Overall volume decreased 9.1% during the fiscal year, as compared to the previous fiscal year. Significant components of revenue performance for fiscal year 2005 include:

Retail revenues: The Company’s retail revenues decreased by $12.8 million, or 4.2%, as compared to the 2004 fiscal year. Retail volume decreased during the year by 3.6% as compared to the prior fiscal year.

Institutional revenues: The Company’s institutional revenues decreased by $15.9 million, or 14.0%, as compared to the 2004 fiscal year. Institutional volume declined during the year by 19.0%.

American Italian Pasta Company

June 6, 2006

Revenues – six-month 2006 fiscal period: Total revenues were $197.0 million in the six-month fiscal period ended March 31, 2006, decreasing 1.1% from $199.2 million in the comparable six-month period in the 2005 fiscal year. Overall volume decreased 1.6% during the six-month period, as compared to the previous fiscal year’s period. Significant components of revenue performance for the fiscal year 2006 six-month period include:

Retail revenues: The Company’s retail revenues decreased by $1.2 million, or 0.8%, as compared to the same six-month period in the 2005 fiscal year. Retail volume decreased during the period by 0.7% as compared to the prior fiscal year period.

Institutional revenues: The Company’s institutional revenues decreased by $1.0 million, or 2.1%, as compared to the same six-month period in the 2005 fiscal year. Institutional volume declined during the period by 3.6%.

LIQUIDITY

The Company had total liquidity resources as of May 26, 2006 (the end of the Company’s May fiscal period) of $36.0 million, consisting of cash on hand of $7.5 million and $28.5 million availability under the Company’s $30.0 million revolving credit facility.

Total debt outstanding on May 26, 2006 was $267.6 million. Total debt, net of cash, was $260.1 million at that time, as compared to $267.5 million as of September 30, 2005 (the end of the 2005 fiscal year), reflecting reductions in net debt of $7.4 million during the eight fiscal months ended May 26, 2006.

For the eight fiscal months ended May 26, 2006, the Company’s cash outflows included the following items of significance: interest costs of $15.8 million; capital expenditures of $5.3 million; professional fees of $5.1 million relating to the audit committee investigation, shareholder litigation and related matters; management consulting fees of $5.4 million; and costs associated with the Company’s debt refinancing and bank waiver of $7.3 million. During this period when such expenditures were incurred, the Company has had sufficient cash generation and liquidity to meet its obligations and, as noted above, reduce its net debt position by $7.4 million.

The Company has also continued to reduce its level of slow moving, damaged and obsolete inventories during the fiscal year 2006 and has generated approximately $1.5 million of cash during the eight fiscal months ended May 26, 2006 from the disposal of such inventory.

ASSET DIVESTITURES UPDATE

In February 2006, the Company announced that efforts had commenced to divest certain assets. In that regard, the Company outlined the following updates on divestitures since the prior announcement:

Specialty Brand Divestments: The Company has recently received an offer to buy the specialty pasta brands for approximately $0.9 million and anticipates closing on the sale in July 2006. As a result, impairment charges are now expected to be approximately $4.3 million.

American Italian Pasta Company

June 6, 2006

Kenosha Plant Divestment: The Company’s efforts to divest the Kenosha, Wis. facility have also progressed and it expects to sell in separate transactions (i) the related building and real estate, and (ii) certain of the plant manufacturing equipment. The Company has entered into a non-binding letter of intent to sell the building and real estate for net cash proceeds of approximately $6.0 million. The sale is expected to close in July 2006 and the Company is continuing its efforts to sell the manufacturing assets. Based on the anticipated real estate transaction, the value of assets transferred to other plants and the estimated market value of the equipment to be sold, the Company now expects impairment charges for the permanent closing of the Kenosha facility to aggregate approximately $22.5 million (excluding contract termination costs that may be incurred).

Other Asset Divestments: The Company’s efforts to divest certain other identified assets have resulted in the completion of the sale of the Company’s fractional aircraft interest and a parcel of undeveloped land in the second fiscal quarter of 2006. These sales generated approximately $1.7 million of net cash proceeds. The Company is continuing its efforts to divest certain manufacturing equipment no longer used in its operations. These other asset divestments are now expected to result in total asset impairment charges of approximately $3.5 million.

Founded in 1988 and based in Kansas City, Missouri, American Italian Pasta Company is the largest producer and marketer of dry pasta in North America. The Company has four plants that are located in Excelsior Springs, Missouri; Columbia, South Carolina; Tolleson, Arizona and Verolanuova, Italy. The Company has approximately 600 employees located in the United States and Italy.

When used in this release, the words “anticipate,” “believe,” “estimate,” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements. The statements by the Company regarding the expected full fiscal year 2005 and year-to-date fiscal year 2006 revenues are forward-looking. Actual future results or events could differ materially from those anticipated by such forward-looking statements. The differences could be caused by a number of factors, including, but not limited to, the completion and findings of the Audit Committee investigation, the Company’s review of its financial statements, a review and/or audit of the Company’s financial statements by its independent registered public accounting firm, the SEC staff review, and the conclusions reached regarding financial reporting. The Company will not update any forward-looking statements in this press release to reflect future events.

###